SEPARATION AGREEMENT & MUTUAL RELEASE

THIS SEPARATION AGREEMENT AND MUTUAL RELEASE (this “Agreement”) is made as of June 4, 2008 (the “Effective Date”) by and between GoFish Corporation (the “Company”), a Nevada corporation maintaining its principal offices at 706 Mission St., 10th Floor, San Francisco, CA 94103, and Michael Downing an individual residing at 2299 Pacific #51, San Francisco, CA (“Mr. Downing,” and, collectively with Company, the “Parties,” and each a “Party”).

WHEREAS, Mr. Downing is currently employed by the Company as its Chief Executive Officer pursuant to an Employment Agreement, dated as of October 27, 2006 (the “Employment Agreement”), and serves on the Company’s Board of Directors (the “Board”);

WHEREAS, Mr. Downing was previously granted an option (the “2006 Option”) to purchase 500,000 shares of common stock of the Company under the Company’s 2006 Equity Incentive Plan pursuant to a Stock Option Award Agreement dated October 27, 2006 (the “Option Agreement”);

WHEREAS, Mr. Downing has debt outstanding to the Company in the amount of $17,876.05 (the “Debt”);

WHEREAS, Mr. Downing had previously entered into a Lock-up Agreement with Tompkins Capital Group (“Tompkins Capital”), dated October 27, 2006 (the “Lock-up Agreement”), under which the Company has certain rights; and

WHEREAS, the Company and Mr. Downing have mutually agreed to terminate the existing employment relationship and his service on the Board, to enter into a consulting relationship and to provide for certain other matters.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Mr. Downing hereby agree as follows:

1. Cessation of Employment and Board Service. Mr. Downing and the Company acknowledge and agree that Mr. Downing shall resign as Chief Executive Officer of the Company and as a member of the Board effective as of the date on which the Company hires a new Chief Executive Officer (the “Separation Date”). As of the Separation Date, Mr. Downing will no longer hold any positions as an employee with the Company or on the Board. The Employment Agreement will be terminated as of the Separation Date and will no longer have any force or effect, except as specifically referenced in this Agreement.

2. Accrued Salary and Vacation; Expense Reimbursement. The Company agrees that it will pay Mr. Downing all accrued salary, and all accrued and unused vacation benefits earned through the Separation Date, if any, subject to standard payroll deductions, withholding taxes and other obligations. Mr. Downing understands that he is entitled to this payment regardless of whether or not he signs this Agreement. Mr. Downing agrees that he has submitted his final documented expense reimbursement statement reflecting all business expenses he incurred prior to and including the Separation Date, and acknowledges receipt of the full amount of reimbursement therefor.

3. Forgiveness of Debt. The Company agrees to forgive and waive the Debt as of the Separation Date.

4. Lock-up Agreement and Restrictions on Transfer.

4.1. The Company and Mr. Downing hereby agree to terminate the Lock-up Agreement and the Company waives the restrictions on transfer set forth therein. The Company will use reasonable efforts to obtain Tompkins Capital’s agreement to terminate the Lock-up Agreement, as provided in the Lock-up Agreement.

4.2. For two years from the Effective Date, Mr. Downing will not sell any shares of the Company’s stock during any 30 calendar day period that would exceed twenty-five percent (25%) of the aggregate volume of the Company’s stock that was sold in the preceding 25 trading days.

4.3. Upon completion of the 90-day period provided in Rule 144, the Company will issue a legal opinion to its transfer agent requesting the removal of the restrictive legends on Mr. Downing’s shares.

5. Stock Options. Mr. Downing and the Company agree that the 2006 Option shall be cancelled effective as of the Separation Date with respect to all shares of common stock of the Company subject to the 2006 Option and the Option Agreement shall be of no further force and effect.

6. Consulting Services. In consideration for the release of claims set forth below and other promises and covenants set forth herein, the Company will enter into a consulting agreement with Mr. Downing (or his affiliate) for the period of one year (the "Consulting Period"). Mr. Downing will receive compensation under the consulting agreement in the amount of one hundred twenty thousand dollars per year ($120,000), payable monthly. In addition, as compensation for his services as a consultant, Mr. Downing will receive an option to purchase three hundred thousand (300,000) shares of common stock of the Company with an exercise price equal to the closing price of Company’s common stock on the OTC Bulletin Board on the grant date thereof.

7. Benefits. Mr. Downing will be offered benefits to which he is entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and Mr. Downing retains all benefits under Company’s 401(k) Plan. If Mr. Downing timely elects COBRA benefits, Company will pay all of Mr. Downing’s COBRA benefits, directly to the COBRA administrator, for a period of twelve months, so that Mr. Downing is fully covered.

8. No Other Entitlement. Mr. Downing confirms that no other monies are due to him from Company relating to his service as an employee. Mr. Downing acknowledges that he has no entitlement to enter into the consulting agreement and receive the consideration set forth in Sections 3, 5, 6 and 7 above, other than in consideration of his general release of all claims against Company.

9. Company Property. Mr. Downing shall promptly return all Company property in his possession or control, except for Mr. Downing’s Company-provided notebook computer, which Mr. Downing will be allowed to retain.

10. Confidential Information; Non-Disparagement. Mr. Downing recognizes and acknowledges that the performance of his services for Company has resulted in its disclosure to him of certain proprietary and confidential and financial information. Mr. Downing agrees that:

10.1.  he will not disclose or use any of Company’s confidential, proprietary or financial information for his own or any other person’s or entity’s benefit unless such use or disclosure is specifically consented to in writing by Company.

10.2. he will not, directly or indirectly, for himself or on behalf of any other person or entity, induce or attempt to induce any of Company’s personnel to do anything contrary to the best interests of Company.

10.3. he will not make any disparaging remarks, or otherwise take any action that could reasonably be anticipated to cause material damage to the reputation, goodwill or business of Company or any employees of Company, or otherwise make remarks that may reflect negatively upon Company or any of its Mr. Downings in any context or setting.

11. Mutual Release of Claims. In consideration for the obligations of both parties set forth in this Agreement, Mr. Downing and Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, stockholders, administrators, successor corporations and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, stockholders, administrators, successor corporations and assigns, of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement including, without limitation:

11.1. any and all claims relating to or arising from the Employment Agreement and Mr. Downing’s employment relationship with Company and the termination of that relationship;

11.2. any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;

11.3. any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Mr. Downing Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;

11.4. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

11.5. any and all claims for attorneys’ fees and costs.

The Parties agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding any other term in this Agreement, this release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by employee) and claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”).

12. California Civil Code Section 1542. The Parties acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

13. No Admission. This Agreement shall not be in any way construed as an admission by Company that it has acted wrongfully with respect to Mr. Downing or any other person, or that Mr. Downing has any rights whatsoever against Company.

14. Miscellaneous.

14.1. Successors and Assigns. This agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

14.2. Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision. A court may modify any otherwise unenforceable clause set forth herein to render this Agreement enforceable.

14.3. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

14.4. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

14.5. Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent to by certified or registered mail, postage prepaid, return receipt requested, or by a nationally recognized courier service, duly addressed to the party concerned at the address indicated in the introductory paragraph hereto, or to such changed address as such party may subsequently give such notice of.

14.6. Governing Law; Arbitration. This Agreement shall be governed by and construed under the laws of the State of California as such laws are applied to contracts made and to be fully performed entirely within that state between residents of that state. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association under its then existing commercial rules. The site of the arbitration proceeding shall be in San Francisco, California, or another location mutually agreed to by the parties.

14.7. Entire Agreement; Modification. This Agreement sets forth the entire agreement between the parties hereto and supersedes any and all prior oral or written agreements or understandings between Mr. Downing and Company concerning the subject matter of this Agreement. This Agreement may not be altered, amended or modified, except by a further written document signed by both parties.

14.8. Voluntary Execution and Acceptance. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:

14.8.1.	they have read this Agreement and are fully aware of its legal and binding effect;

14.8.2.	the terms of this Agreement are the product of mutual negotiation and compromise between Mr. Downing and Company;

14.8.3.
they understand the terms and consequences of this Agreement and of the releases it contains and that this Agreement settles, bars, and waives any and all claims that the parties have or could possibly have against the other party, unless prohibited from releasing such claim by law;

14.8.4.
they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel. MR. DOWNING WAS ADVISED AND ENCOURAGED BY COMPANY TO CONSULT WITH AN ATTORNEY OR ANYONE ELSE OF HIS CHOOSING WHO IS NOT EMPLOYED BY COMPANY.

Company and Mr. Downing now voluntarily and knowingly execute this Agreement, as of the date first above.

GOFISH CORPORATION	Michael Downing
By: Its: